WELLS
FARGO
Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334

Wells Fargo Bank, N.A.

ANNUAL STATEMENT OF COMPLIANCE

            Reference is hereby made to that certain Pooling and Servicing Agreement dated as of December 1, 2012, by and among UBS Commercial Mortgage Securitization Corp., as
Depositor, Wells Fargo Bank, National Association, as Master Servicer, Rialto Capital Advisors,
LLC, as Special Servicer, Trimont Real Estate Advisors, Inc., as Operating Advisor and U.S. Bank,
National Association as Trustee, Certificiate Administrator, Paying Agent and Custodian, with respect to Commercial Mortgage Pass-Through Certificates Series 2012-C4 (the "Agreement").
Capitalized terms used herein not otherwise defined shall have the meanings assigned in the
Agreement.

            Pursuant to Section 10.11 of this Agreement, I, Daniel Bober, Executive Vice President of
Commercial Mortgage Services do hereby certify that:

1.

2.

A review of the activities of the Master Servicer during the period from January 1,
2013 through December 31, 2013 (the "Reporting Period"), and of its performance per the Agreement during such period has been made under my supervision, and

To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the
Reporting Period.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 13th day of March 2014.

     /s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank